Exhibit (a)(2)

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the trust is

Pursuit Asset-Based Income Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company Corporation Trust Center 1209 Orange Street, Wilmington DE 19801 302-658-7581

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ Adam Stern

Authorized Person

Name:	Adam Stern
Title: Trustee
Typed or Printed

State of Delaware Secretary of State Division of Corporations Delivered 04:15 PM 01/24/2025 FILED 04:15 PM 01/24/2025 SR 20250249426 - File Number 10077931